                                                                    Exhibit 23.6


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Members
NEG Holding LLC:


We consent to the use of our report dated March 12, 2004 included in this registration statement on Form S-4 of American Real Estate Partners, L.P., with respect to the consolidated balance sheet of NEG Holding LLC as of December 31, 2003, and the related consolidated statements of operations, members' equity and cash flows for each of the years in the two-year period ended December 31, 2003 and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in accounting method for asset retirement obligations in 2003.


                                       /s/ KPMG LLP


Dallas, Texas
June 20, 2005